FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-09

Subject: ** NEW ISSUE CMBS: BBCMS 2021-C10 *** PUBLIC CERT PX DETAILS

NEW ISSUE CMBS: BBCMS 2021-C10

$714,877,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS: BARCLAYS, SOCIÉTÉ GÉNÉRALE, UBS, KEYBANC

CO-MANAGERS: DREXEL HAMILTON, BANCROFT CAPITAL, LLC

RATING AGENCIES: S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	AVAIL.
CLASS	(S/F/K)	SIZE($MM)	C/E	WAL	CPN	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	23.478	30.000%	2.83	0.770	99.9981	0.76118	S+22
A-2	AAA/AAA/AAA	24.100	30.000%	4.88	2.071	102.9978	1.42181	S+45
A-5	AAA/AAA/AAA	480.300	30.000%	9.62	2.492	102.9980	2.14513	S+67
A-SB	AAA/AAA/AAA	40.774	30.000%	7.30	2.268	102.9955	1.82271	S+53
A-S	AA+/AAA/AAA	75.144	20.750%	9.92	2.684	102.9969	2.34476	S+85
B	AA-/AA-/AA	35.540	16.375%	9.92	2.492	99.9919	2.49476	S+100
C	NR/A-/A	35.541	12.000%	9.92	2.840	99.9928	2.84476	S+135

*Anticipated Timing and Materials*

- Settlement: July 15, 2021

*TRANSACTION SUMMARY*

POOL BALANCE :	$846,782,655
NUMBER OF LOANS:	64
NUMBER OF PROPERTIES:	127
WA CUT-OFF LTV :	57.5%
WA MATURITY LTV:	52.3%
WA U/W NCF DSCR:	2.27x
WA U/W NOI DY :	10.5%
WA MORTGAGE RATE:	3.71393%
TOP 10 LOANS % :	42.6%
WA REM TERM MATURITY:	115 MONTHS

LOAN SELLERS:	SGFC (35.5%), BARCLAYS (21.8%), SMC (17.0%), UBS (15.3%), KeyBank (10.5%)

TOP 5 PROPERTY TYPES:	Office (29.0%), Multifamily (20.8%), Industrial (11.5%), Retail (11.3%), Self Storage (11.2%)

TOP 5 STATES:	PA (14.9%), FL (14.0%), NV (11.2%), NY (10.5%), CA (8.2%)

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities And Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.